PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated July 24, 1997)            File No. 333-29525
$250,000,000

QUANTUM LOGO

7% CONVERTIBLE SUBORDINATED NOTES DUE 2004

The 7% Convertible Subordinated Notes due 2004 (the "Notes") of Quantum Corporation (the "Company" or "Quantum") offered hereby will mature on August 1, 2004. Interest on the Notes is payable on February 1 and August 1 of each year, commencing February 1, 1998. The Notes are convertible at the option of the Holder at any time prior to the close of business on the maturity date, unless previously redeemed, into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at a conversion price of $46.325 per share (equivalent to a conversion rate of approximately 21.587 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. See "Description of Notes -- Conversion of Notes." The Company's Common Stock is listed on the Nasdaq National Market under the symbol "QNTM". On July 28, 1997 the last reported sale price of the Common Stock on the Nasdaq National Market was $27.25 per share.

The Notes are not redeemable by the Company prior to August 1, 1999. On or after August 1, 1999 and prior to August 1, 2001, the Notes will not be redeemable at the option of the Company unless the closing price of the Common Stock shall have exceeded 125% of the then applicable conversion price for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption. Subject to the foregoing, the Notes will be redeemable on at least 15 days' notice at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in this Prospectus Supplement, in each case together with accrued interest. The Notes may also be redeemed at the option of the Holder if there is a Fundamental Change (as defined), at declining redemption prices, subject to adjustment in certain events as described herein, together with accrued interest. See "Description of Notes -- Optional Redemption by the Company" and "-- Redemption at Option of Holders."

The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness of the Company and will be effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 29, 1997, the Company had approximately $249 million of outstanding indebtedness that would have constituted Senior Indebtedness (including approximately $163 million notional amount of foreign exchange contracts and approximately $86 million of contingent reimbursement obligations under outstanding letters of credit). As of the same date, the Company's subsidiaries had approximately $477 million of outstanding indebtedness and other liabilities. See "Description of Notes -- Subordination of Notes."

SEE "RISK FACTORS" COMMENCING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

THESE NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                  PUBLIC(1)            DISCOUNT           COMPANY(1)(2)
Per Note................................    100.00%              2.25%                97.75%
Total (3)...............................    $250,000,000         $5,625,000           $244,375,000

--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from August 1, 1997.
(2) Before deducting expenses payable by the Company estimated at $500,000. The Underwriter will reimburse the Company for certain of the expenses.
(3) The Company has granted the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional $37,500,000 aggregate principal amount of Notes at the Price to Public, less Underwriting Discount, to cover over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be approximately $287,500,000, $6,468,750, and $281,031,250, respectively. See "Underwriting."

The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the offices of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about August 1, 1997.

----------------------------------------------------------------

SALOMON BROTHERS INC
--------------------------------------------------------------------------------

The date of this Prospectus Supplement is July 29, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES AND THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE NOTES AND COMMON STOCK IN THE OPEN MARKET. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, and other financial information, included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors" below. Unless the context otherwise requires, references in this Prospectus Supplement and the accompanying Prospectus to the "Company" or "Quantum" refer to Quantum Corporation and its consolidated subsidiaries. Unless otherwise indicated, all information in this Prospectus Supplement assumes no exercise of the Underwriter's over-allotment option.

                                  THE COMPANY

     Quantum Corporation, operating in a single business segment, designs, develops, and markets information storage products, including high-performance, high-quality hard disk drives, half-inch cartridge tape drives, tape drive related products, and solid state disk drives. The half-inch cartridge tape drives and solid state disk drives are manufactured by the Company. The Company combines its engineering and design expertise with the high-volume manufacturing capabilities of its exclusive manufacturing partner, Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE") of Japan, a subsidiary of Matsushita Electric Industrial Co., Ltd., to produce high-quality hard disk drives. Quantum is also involved in the manufacture of magnetoresistive ("MR") recording heads that are used in hard disk drives produced for the Company.

     The Company's strategy is to offer a diversified product portfolio that features leading-edge technology and high-quality manufacturing for a broad range of market applications. Inherent in this strategy is a focus on meeting and anticipating customers' information storage needs and on the research and development of storage product technology.

     The Company markets its products worldwide to major original equipment manufacturers ("OEMs"), a broad range of distributors, resellers, and systems integrators.

     The Company's information storage business currently includes the following four components:

          DESKTOP AND PORTABLE STORAGE PRODUCTS. Quantum designs, develops, and markets hard disk drives designed to meet the storage needs of desktop systems. These products are designed for entry-level to high-end desktop personal computers ("PCs") for use in both home and business environments.

          WORKSTATION AND SYSTEMS STORAGE PRODUCTS. Quantum designs, develops, and markets technologically advanced hard disk drives for the demanding storage needs of network servers, workstations, storage subsystems, high-end desktop systems, and minicomputers. These products are designed for storage-intensive applications, such as graphics, disk arrays, desktop publishing systems, multimedia computing systems, and networked data bases and file servers.

          SPECIALTY STORAGE PRODUCTS. Quantum designs, develops, manufactures, and markets half-inch cartridge tape drives and solid state disk drives. The tape drives use advanced linear recording technology and a highly accurate tape guide system to perform data backup for mid-range and high-end computer systems. The solid state disk drives have the high execution speeds required for applications such as imaging, multimedia, video-on-demand, on-line transaction processing, material requirements planning, and scientific modeling.

          RECORDING HEADS. Quantum is involved in the design, development, and manufacture of MR recording heads used in the Company's products. The Company believes that MR technology, which provides higher capacity per disk than conventional thin-film heads, will replace thin-film heads as the leading recording head technology. The Company does not currently market thin-film or MR heads to other companies. Effective May 16, 1997, the

     Company's involvement in the design, development, and manufacture of recording heads is through a 49% ownership interest in a joint venture with MKE.

     Quantum operates in an industry characterized by rapid technological change. The Company is currently concentrating its product development efforts on broadening its existing disk and tape drive product lines through the introduction of new products, including new high-capacity hard disk drive products to be manufactured by MKE, as well as new products targeted specifically for the increasing storage needs of the desktop market. The Company is also focusing its efforts on applying its MR technology to new generations of disk drives.

                             STRATEGIC DEVELOPMENTS

     MKE/Quantum Recording Heads Joint Venture. On May 16, 1997, MKE and Quantum formed a recording heads joint venture company, MKE-Quantum Components LLC. Pursuant to the terms of the transaction, Quantum contributed certain recording heads assets and operations, transferred employees of the Company's recording heads operations and leased certain premises to the joint venture and retained a 49% ownership interest in the joint venture; the joint venture assumed $51 million of debt payable to Quantum; and MKE paid Quantum $94 million and contributed $110 million to the joint venture in exchange for a 51% controlling ownership interest in the joint venture. The joint venture combines Quantum's engineering and design expertise with MKE's manufacturing expertise.

     Renegotiated MKE Master Agreement. In May 1997, Quantum completed renegotiation of its master agreement with MKE, which covers the general terms of the business relationship. The agreement was extended for a period of 10 years, unless sooner terminated as a result of certain specified events including a change-in-control of either Quantum or MKE. MKE currently manufactures all of the hard disk drives developed and marketed by Quantum. Quantum's relationship with MKE, which dates from 1984, is built on Quantum's engineering and design expertise and MKE's high-volume, high-quality manufacturing expertise.

                                  THE OFFERING

SECURITIES OFFERED.........  $250,000,000 principal amount of 7% Convertible
                             Subordinated Notes due 2004 (the "Notes")
                             ($287,500,000 principal amount of Notes if the over-allotment option is exercised in full).

INTEREST PAYMENT DATES.....  February 1 and August 1, commencing February 1,
                             1998.

CONVERSION.................  Convertible at the option of the Holder at any time prior to the close of business on the maturity date, unless previously redeemed, at a conversion price of $46.325 per share, subject to adjustment in certain events.

SUBORDINATION..............  Subordinated to all Senior Indebtedness (as
                             defined) of the Company and effectively
                             subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of June 29, 1997, Senior Indebtedness totaled approximately $249 million (including approximately $163 million notional amount of foreign exchange contracts and approximately $86 million of contingent reimbursement obligations under outstanding letters of credit). As of the same date, the Company's subsidiaries had approximately $477 million of outstanding indebtedness and other liabilities.

REDEMPTION.................  The Notes are not redeemable by the Company prior to August 1, 1999. On or after August 1, 1999 and prior to August 1, 2001, the Notes will not be redeemable at the option of the Company unless the closing price of the Common Stock shall have exceeded 125% of the then applicable conversion price for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption. Subject to the foregoing, thereafter the Notes will be redeemable on at least 15 days' notice at the option of the Company, in whole or in part at any time, at the redemption prices set forth in "Description of Notes," in each case together with accrued interest. The Notes may also be redeemed at the option of the Holder if there is a Fundamental Change (as defined), at declining redemption prices, subject to adjustment in certain events, together with accrued interest.

USE OF PROCEEDS............  The Company plans to use the net proceeds for general corporate purposes, including working capital, capital expenditures and research and development. See "Use of Proceeds."

GOVERNING LAW..............  The Subordinated Indenture, the Supplemental
                             Indenture and the Notes are governed by the laws of the State of New York.

MARKET FOR THE NOTES.......  The Underwriter has advised the Company that it currently intends to make a market in the Notes. The Underwriter is not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriter without notice. The Company intends to apply to list the Notes on the Nasdaq Stock Market.

COMMON STOCK...............  The Common Stock is listed on the Nasdaq National
                             Market under the symbol "QNTM".

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and the Notes before purchasing any of the Notes offered hereby. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements usually contain the words "estimate," "anticipate," "expect" or similar expressions. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties. These uncertainties could cause actual results to differ materially from those expected for the reasons set forth below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

     Fluctuation in Product Demand. Fluctuation in demand for the Company's products generally results in fluctuations in the Company's operating results. Demand for computer systems-especially in the PC market segment, where the Company derives a significant amount of its disk drive sales-has historically been subject to significant fluctuations. Such fluctuations in end-user demand have in the past, and may in the future, result in the deferral or cancellation of orders for the Company's products, each of which could have a material adverse effect on the Company. During the past several years, there has been significant growth in the demand for PCs, a portion of which represented sales of PCs for use in the home. However, many analysts predict that future growth may be at a moderately slower rate than the rate experienced in recent years.

     Sales of tape drives and tape drive-related products, which have been a less significant component of sales for the Company than sales of disk drive products but which have recently had a significant impact on margins and profitability, have tended to be more stable. In this regard the Company expects sales of DLT products, which represented 18% of sales and a much higher percentage of operating profits for the quarter ended June 29, 1997, will continue to increase as a percentage of the Company's total sales and operating profits in the future.

     The Company has experienced longer product cycles for its tape drives and tape drive-related products, compared with the short product cycles of disk drive products. However, there is no assurance that this trend will continue.

     The Company could experience decreases in demand for its products in the future, which could have a material adverse effect on the Company. For the second fiscal 1998 quarter, the Company expects to experience continued gross margin pressure with respect to both its desktop and high-end hard disk drive products.

     The hard disk drive industry has also been subject, from time to time, to seasonal fluctuations in demand. The Company has typically experienced relatively flat demand in the quarter ending September 30 compared with the quarter ending June 30. The Company expects this trend to continue with respect to the quarter ended September 28, 1997. In addition, the Company's shipments tend to be highest in the third month of each quarter, which occurred in the quarter ended June 29, 1997 and which the Company expects to occur again in the quarter ending September 28, 1997. As a result, and because the Company has no long-term purchase commitments from its customers, future demand is difficult to predict. The failure by the Company to complete shipments in the final month of a quarter due to a decline in customer demand, manufacturing problems or other factors would adversely affect the Company's operating results for that quarter.

     Dependence on MKE Relationship. Quantum is dependent on MKE for the manufacture of its disk drive products. Approximately 82% of the Company's quarter ended June 29, 1997 sales, and 81% of the year ended March 31,1997 sales, were derived from products manufactured by MKE. In addition, the formation of the joint venture with MKE to produce recording heads used in disk drive production in combination with the transition of the manufacturing of the Company's high-capacity products to MKE in fiscal 1997 has resulted in an increased dependence on MKE. The Company's relationship with MKE is therefore critical to the Company's business and financial performance.

     In May 1997, Quantum completed renegotiation of its master agreement with MKE, which covers the general terms of the business relationship. The agreement was extended for a period of 10 years, unless sooner terminated as a result of certain specified events including a change-in-control of either Quantum or MKE. MKE currently manufactures all of the hard disk drives developed and marketed by Quantum. Quantum's relationship with MKE, which dates from 1984, is built on Quantum's engineering and design expertise and MKE's high-volume, high-quality manufacturing expertise.

     The Company's dependence on MKE entails, among others, the following principal risks:

          Quality and Delivery. The Company relies on MKE's ability to bring new products rapidly to volume production at low cost, to meet the Company's stringent quality requirements, and to respond quickly to changing product delivery schedules from the Company. This requires, among other things, close and continuous collaboration between the Company and MKE in all phases of design, engineering, and production. The Company's business and financial results would be adversely affected if products manufactured by MKE fail to satisfy the Company's quality requirements or if MKE is unable to meet the Company's delivery commitments. In the event MKE is unable to satisfy Quantum's production requirements, the Company would not have an alternative manufacturing source to meet the demand without substantial delay and disruption of the Company's operations. As a result, the Company would be materially adversely affected.

          Volume and Pricing. MKE's production schedule is based on the Company's forecasts of its product purchase requirements, and the Company has limited contractual rights to modify short-term purchase orders issued to MKE. Further, the demand in the desktop business is inherently volatile, and there is no assurance that the Company's forecasts are accurate. In addition, the Company periodically negotiates pricing arrangements with MKE. The failure of the Company to accurately forecast its requirements or successfully adjust MKE's production schedule, which could lead to inventory shortages or surpluses, or the failure to reach pricing agreements reasonable to the Company would have a material adverse effect on the Company.

          Manufacturing Capacity and Capital Commitment. The Company believes that MKE's current and committed manufacturing capacity should be adequate to meet the Company's requirements at least through the end of fiscal 1998. The Company's future growth will require, however, that MKE continue to devote substantial financial resources to property, plant and equipment and working capital to support manufacture of the Company's products, as to which there can be no assurance. In the event that MKE is unable or unwilling to meet the Company's manufacturing requirements, there can be no assurance that the Company would be able to obtain an alternate source of supply. Any such failure to obtain an alternative source would have a material adverse effect on the Company.

     Rapid Technological Change, New Product Development, and Qualification. The combination of an environment of rapid technological changes, short product life cycles and competitive pressures results in gross margins on specific products decreasing rapidly. Accordingly, any delay in introduction of more advanced and more cost-effective products can result in significantly lower sales and gross margins. The Company's future is therefore dependent on its ability to anticipate what customers will demand and to develop the new products to meet this demand. The Company must also qualify new products with its customers, successfully introduce these products to the market on a timely basis, and commence volume production to meet customer demands. For example, during the first quarter of fiscal 1998 the Company expects to introduce a new desktop product that will account for a significant portion of the Company's sales. There can be no assurance that the Company will successfully qualify this new desktop product with its customers on a timely basis or that such product will be produced in sufficient quantities to meet customer demand. Due to these factors, the Company expects that sales of new products will continue to account for a significant portion of its future sales and that sales of older products will decline accordingly.

     The Company is frequently in the process of qualifying new products with its customers. The customer qualification process for disk drive products, particularly high-capacity products, can be lengthy, complex, and difficult. In addition, the Company transitioned the manufacturing of its high capacity products to MKE during the first half of fiscal 1997, and MKE has only recently begun volume production of such high-capacity products. In the event that the Company is unable to obtain additional customer qualifications for new products in a timely manner, or at all, or in the event that MKE is unable to continue to manufacture such products in volume and with consistent high quality, the Company would be materially adversely affected.

     There can be no assurance that the Company will be successful in the development and marketing of any new products and components in response to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and components; or that the Company's new products and components will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, technological advances in magnetic, optical or other technologies, or the development of new technologies, could result in the introduction of competitive products with superior performance to and substantially lower prices than the Company's products. Further, the Company's new products and components are subject to significant technological risks. If the Company experiences delays in the commencement of commercial shipments of new products or components, the Company could experience delays or loss of product sales. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, the Company would be materially adversely affected.

     MR Recording Heads Development and Manufacturing. Since the fiscal 1995 acquisition of MR recording heads technology as part of the acquisition of certain businesses of the Storage Business Unit of Digital Equipment Corporation, Quantum has made significant efforts to advance the development of its MR recording heads capability. To further this effort, MKE and Quantum formed a joint venture in the first quarter of fiscal 1998 to partner in the research, development, and production of MR heads and technology. Quantum believes that through MKE's manufacturing expertise, the potential of the MR heads operations will be realized to the benefit of both MKE and Quantum. However, cost-effective production of MR recording heads is not expected to be realized in the near term. Until that time, the Company will incur losses based on its pro rata ownership interest in the new joint venture. However, there can be no assurance that the benefits of the joint venture will be realized on a timely basis or at all.

     Although the Company currently obtains the majority of its MR heads from outside sources, the Company believes that by manufacturing MR heads it has developed in-depth knowledge of MR head technology. The Company believes that MR head technology, which enables higher capacity per disk than conventional thin-film inductive heads, will replace inductive heads as the leading recording head technology. This knowledge is leveraged in the research, development, and production of disk drive products that utilize MR head technology. In addition, the Company believes that having a captive supply of MR heads lowers the risk of MR head supply shortages that may occur in the future as a result of increased requirements for disk drive products that utilize MR recording heads. However, MR technology is relatively complex and, to date, the Company's manufacturing yields for its MR heads have been lower than would be necessary for cost effective production of MR recording heads.

     There is an additional uncertainty associated with maintaining or increasing the supply of MR recording heads used in the manufacture of disk drives. There are limited alternative sources of supply for MR recording heads. In the event that current sources of MR recording heads, which include the joint venture's MR heads operations, do not meet disk drive production requirements, there can be no assurance that the Company will be able to locate and obtain adequate supplies from alternative sources. A shortage of MR recording heads would materially adversely affect the Company.

     Customer Concentration. In addition to the information storage industry and the Company's customer base being concentrated, the customers generally are not obligated to purchase any minimum volume of the Company's products, and the Company's relationships with its customers are generally terminable at will by its customers.

     Sales of the Company's desktop products, which comprise a majority of its overall sales, were concentrated with several key customers in the quarter ended June 29, 1997, and the fiscal year ended March 31, 1997. Sales to the top five customers of the Company represented 46% of total sales for the first quarter of fiscal 1998, and 38% of sales for the fiscal year ended March 31, 1997. In the three month period ended June 29, 1997, revenue from the top five customers was derived from both the OEM and Distribution sales channel, 31% and 15% respectively. On the OEM side both HP and Digital represented over 10% of total revenue. On the Distribution side Electronic Resources represented just under 10% of total revenue. In addition the Company is unable to predict whether or not there will be any significant change in demand for any of its customers' products in the future. In the event that any such changes result in decreased demand for the Company's products, whether by loss of or delays in orders, the Company could be materially adversely affected.

     Intensely Competitive Industry. To compete within the information storage industry, Quantum frequently introduces new products and transitions to newer versions of existing products. Product introductions and transitions are significant to the operating results of Quantum, and if they are not successful, the Company would be materially and adversely affected. The hard disk drive industry also tends to experience periods of excess product inventory and intense price competition. If price competition intensifies, the Company may be forced to lower prices more than expected, which could materially adversely affect the Company. In addition, the Company's customers could commence the manufacture of disk and tape drives for their own use or for sale to others. Any such loss of customers could have a material adverse effect on the Company.

     Quantum faces direct competition from a number of companies, including Seagate, Western Digital, IBM, Maxtor, Exabyte and Sony. In the event that the Company is unable to compete effectively with these or any other company, the Company would be materially adversely affected. The Company's information storage product competition can be further broken down as follows:

          Desktop Storage Products. In the market for desktop products, Quantum competes primarily with Seagate, Western Digital, and Maxtor. Quantum and its competitors have developed and are developing a number of products targeted at particular segments of this market, such as business users and home PC buyers, and factors such as time to market can have a significant effect on the success of any particular product. The desktop market is characterized by more competitiveness and shorter product life cycles than the hard disk drive market in general.

          Workstation and System Storage Products. The Company faces competition in the high-capacity disk drive market primarily from Seagate, IBM and Fujitsu. Seagate has the largest share of the market for high-capacity disk drives. Although the same competitive factors identified above as being generally applicable to the overall disk drive industry apply to high-capacity disk drives, the Company believes that the performance and quality of its products are more important to the users in this market than to users in the desktop market. The Company's success in the high-capacity market during the foreseeable future is dependent on the successful development, timely introduction, and market acceptance of key new products, as to which there can be no assurance.

          Specialty Storage Products. In the market for tape drives, the Company competes with other companies that have tape drive product offerings and alternative formats. The Company targets a market segment that requires a mission critical backup system and competes in this segment based on the reliability and durability of its tape drives. Although the Company has experienced excellent market acceptance of its tape drive products, the market may become more competitive as other companies broaden their product lines in this market. As a result, the Company could experience increased price competition. If price competition occurs, the Company may be forced to lower prices, in which case the Company could be materially adversely affected.

     Dependence on Suppliers of Components and Sub-Assemblies; Component Shortages. Each of the Company and its manufacturing partner, MKE, are dependent on qualified suppliers for components and sub-assemblies, including recording heads, media, and integrated circuits, which are essential to the manufacture of the Company's disk drive and tape drive products. In connection with certain products, the Company and MKE qualify only a single source for certain components and sub-assemblies, which can magnify the risk of shortages. Component shortages have constrained the Company's sales growth in the past, and the Company believes that the industry will periodically experience component shortages. For example, during the quarter ended June 29, 1997, the Company's ability to meet customer demand for its tape drive products was somewhat constrained by component availability. If component shortages occur, or if the Company experiences quality problems with component suppliers, shipments of products could be significantly delayed or costs significantly increased, which would have a material adverse effect on the Company.

     Risks Associated with Foreign Manufacturing. Many of the Company's products are currently manufactured outside the United States. As a result, the Company is subject to certain risks associated with contracting with foreign manufacturers, including obtaining requisite United States and foreign governmental permits and approvals, currency exchange fluctuations, currency restrictions, political instability, labor problems, trade restrictions, and changes in tariff and freight rates.

     Foreign Exchange Contracts. The Company manages the impact of foreign currency exchange rate changes on certain foreign currency receivables and payables using foreign currency forward exchange contracts. With this approach the Company expects to minimize the impact of changing foreign exchange rates on the Company's net income. However, there can be no assurance that all foreign currency exposures will be adequately managed, and the Company could incur material charges as a result of changing foreign exchange rates.

     Warranty. Quantum generally warrants its products against defects for a period of one to five years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped. The actual warranty expenditures could have a material unfavorable impact on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used in estimating the warranty expense accrual.

     Intellectual Property Matters. From time to time, the Company is approached by companies and individuals alleging Quantum's need for a license under patented technology that Quantum assertedly uses. If required, there can be no assurance that licenses to any such technology could be obtained or obtained on commercially reasonable terms. Adverse resolution of any intellectual property litigation could subject the Company to substantial liabilities and require it to refrain from manufacturing certain products. In addition, the costs of engaging in such litigation may be substantial, regardless of the outcome.

     Future Capital Needs. The information storage industry is capital and research and development intensive and the Company will need to maintain adequate financial resources for capital expenditures, working capital, and research and development, in order to remain competitive in the information storage business. The Company believes that it will be able to fund these capital requirements at least through fiscal 1998. However, if the Company decides to increase its capital expenditures further, or sooner than presently contemplated, or if results of operations do not meet the Company's expectations, the Company could require additional debt or equity financing. There can be no assurance that such additional funds will be available to the Company or will be available on favorable terms. The Company may also require additional capital for other purposes not presently contemplated. If the Company is unable to obtain sufficient capital, it could be required to curtail its capital equipment and research and development expenditures, which could adversely affect the Company.

     Subordination. The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company, including the Company's existing revolving credit facility. As a result of such subordination, in the event of the Company's liquidation or insolvency, payment default with respect to Senior Indebtedness, a covenant default with respect to Designated Senior Indebtedness (as defined), or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

     The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries are subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     As of June 29, 1997, the Company had approximately $249 million of outstanding indebtedness and other liabilities that would have constituted Senior Indebtedness (including approximately $163 million notional amount of foreign exchange contracts and approximately $86 million of contingent reimbursement obligations under outstanding letters of credit). As of June 29, 1997, the Company's subsidiaries had approximately $477 million of outstanding indebtedness and other liabilities (including trade payables and excluding intercompany liabilities) as to which the Notes would have been effectively subordinated. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. See "Description of Notes -- Subordination of Notes."

     Limitations on Redemption of Notes. The Company's ability to redeem Notes upon the occurrence of a Fundamental Change is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the redemption price for all the Notes that might be delivered by Holders of Notes seeking to exercise the redemption right. The terms of the Company's existing revolving credit agreement prohibit the redemption of Notes by the Company or its subsidiaries, and the Company's ability to redeem Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Fundamental Change. The Company's ability to redeem Notes may also be limited by the terms of its subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by the Company to redeem the Notes when required following a Fundamental Change would result in an Event of Default under the Indenture whether or not such redemption is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Fundamental Change would result in an Event of Default under the Company's existing revolving credit agreement and may cause an event of default under the terms of other Senior Indebtedness of the Company. As a result, in each case, any redemption of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's redemption of the Notes as a result of the occurrence of a Fundamental Change may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "Description of Notes -- Redemption at Option of Holders".

     Absence of Public Market for the Notes; Volatility of Prices. The Notes will be a new issue of securities with no established trading market. The Underwriter has advised the Company that it currently intends to make a market in the Notes. The Underwriter is not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriter without notice. There can be no assurance that an active market for the Notes will develop and continue upon completion of the offering or that the market price of the Notes will not decline. Various factors such as changes in prevailing interest rates or changes in perceptions of the Company's creditworthiness could cause the market price of the Notes to fluctuate significantly. The trading price of the Notes will also be significantly affected by the market price of the Common Stock, which could be subject to wide fluctuations in response to a variety of factors, including those described above.

     The market price of the Common Stock has been, and may continue to be, extremely volatile. Factors such as new product announcements by the Company or its competitors; quarterly fluctuations in the operating results of the Company, its competitors, and other technology companies; and general conditions in the computer market may have a significant impact on the market price of the common stock. In particular, if the Company were to report operating results that did not meet the expectations of the analysts, the market price of the Common Stock could be materially adversely affected.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes offered hereby, after deducting underwriting discount and other expenses of the offering payable by the Company, are estimated to be approximately $244 million ($281 million if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and research and development.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 29, 1997 and as adjusted to give effect to the sale of the Notes offered hereby (assuming the over-allotment option granted to the Underwriter is not exercised). The financial data at June 29, 1997 in the following table is derived from the Company's unaudited condensed consolidated financial statements for the three months ended June 29, 1997.

                                                                          JUNE 29, 1997
                                                                    --------------------------
                                                                      ACTUAL       AS ADJUSTED
                                                                    ----------     -----------
                                                                      (IN THOUSANDS, EXCEPT
                                                                       SHARE AND PER SHARE
                                                                             AMOUNTS)
Long-term debt:
  7% Convertible Subordinated Notes due 2004......................  $       --     $   250,000
  5% Convertible Subordinated Notes due 2003......................     241,350         241,350
  Other long-term debt, excluding current portion.................      40,694          40,694
                                                                       -------         -------
     Total long-term debt.........................................     282,044         532,044

Redeemable preferred stock, $.01 par value, 90,000 shares
  issued..........................................................       3,888           3,888

Shareholders' equity:
  Preferred stock, $.01 par value; 4,000,000 shares authorized;
     90,000 redeemable shares issued and outstanding and as
     adjusted(1)..................................................          --              --
  Common stock, $.01 par value; 500,000,000 shares authorized;
     132,226,790 shares issued and outstanding and as
     adjusted(1)..................................................       1,322           1,322
  Capital in excess of par value..................................     471,574         471,574
  Retained earnings...............................................     522,906         522,906
                                                                       -------         -------
     Total shareholders' equity...................................     995,802         995,802
                                                                       -------         -------
          Total capitalization....................................  $1,281,734     $ 1,531,734
                                                                       =======         =======

---------------

(1) Does not include (i) 9,683,500 shares of Common Stock available for grant or issuance under the Company's stock option and stock purchase plans, (ii) 19,742,641 shares of Common Stock issuable upon exercise of outstanding options as of June 29, 1997, (iii) 21,626,344 shares of Common Stock reserved for issuance upon conversion of the 5% Convertible Subordinated Notes due 2003, (iv) 180,000 shares of Common Stock reserved for issuance upon conversion of the Redeemable Preferred Stock, and (v) 5,396,655 shares of Common Stock reserved for issuance upon conversion of the Notes offered hereby.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is listed and traded on the Nasdaq National Market under the symbol "QNTM". The following table shows, for the periods indicated, the high and low closing prices on the Nasdaq National Market. All stock prices have been restated to reflect a two-for-one stock split effected in the form of a stock dividend to stockholders of record as of May 27, 1997.

                                                                             HIGH         LOW
                                                                             ----         ---
FISCAL YEAR ENDED MARCH 31, 1996
  First quarter............................................................  $13 5/32     $ 7 1/2
  Second quarter...........................................................   13 25/32     10 7/16
  Third quarter............................................................   10 7/16       8 1/16
  Fourth quarter...........................................................    9 15/16      8 5/16
FISCAL YEAR ENDED MARCH 31, 1997
  First quarter............................................................  $13          $ 7 1/32
  Second quarter...........................................................    9 3/16       5 1/2
  Third quarter............................................................   14  7/8       8 21/32
  Fourth quarter...........................................................   22 17/32     13 3/4
FISCAL YEAR ENDED MARCH 31, 1998
  First quarter (through July 28, 1997)....................................  $24 9/16     $17 7/8

     On July 28, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $27.25 per share. As of July 25, 1997, there were approximately 1,955 holders of record of the Company's Common Stock.

     The Company has not paid any cash dividends on its Common Stock and has no plans to pay cash dividends on its Common Stock in the foreseeable future. In addition, the Company is prohibited by certain of its borrowing arrangements from paying cash dividends without the prior written consent of the lender.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth in the table below for each of the five years in the period ended March 31, 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements previously filed with the Commission. The consolidated statement of operations for the three months ended June 30, 1996 and June 29, 1997, and the selected consolidated balance sheet data as of June 29, 1997 are derived from unaudited condensed consolidated financial statements and the accounting records of the Company, and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for interim periods. The following information should be read in conjunction with the consolidated financial statements and related notes of the Company included, or incorporated by reference, in its reports filed under the Exchange Act that are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                                            THREE MONTHS ENDED
                                                          FISCAL YEAR ENDED MARCH 31,                     -----------------------
                                         --------------------------------------------------------------    JUNE 30,     JUNE 29,
                                            1993         1994       1995(1)      1996(2)        1997         1996         1997
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENT OF OPERATING
  DATA:
  Sales................................  $1,697,240   $2,131,054   $3,367,984   $4,422,726   $5,319,457   $1,153,502   $1,446,144
  Cost of Sales........................   1,374,422    1,892,211    2,804,271    3,880,309    4,550,716    1,012,223    1,170,210
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit.........................     322,818      238,843      563,713      542,417      768,741      141,279      275,934
  Operating expenses:
    Research and development...........      63,019       89,837      169,282      239,116      291,332       66,665       74,029
    Sales and marketing................      77,085       74,015      108,290      142,413      149,371       36,195       41,732
    General and administrative.........      33,849       41,910       52,134       65,145       86,507       21,487       27,473
    Purchased research and development
      and in merger costs..............          --           --       72,945           --           --           --           --
    Restructuring and non-recurring
      charges..........................          --       22,753           --      209,122           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                            173,953      228,515      402,651      655,796      527,210      124,347      143,234
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income (loss)..............     148,865       10,328      161,062     (113,379)     241,531       16,932      132,700
  Interest and other income (expense),
    net................................      (2,286)      (6,665)     (15,757)     (27,959)     (40,835)      11,739        2,276
  Income tax provision (benefit).......      52,768          989       63,714      (50,882)      52,181        1,350       33,910
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)....................  $   93,811   $    2,674   $   81,591   $  (90,456)  $  148,515   $    3,843   $   96,514
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net Income (loss) per share, fully
    diluted(3).........................  $      .89   $      .03   $      .76   $    (0.87)  $     1.03   $      .03   $      .61
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to fixed
    charges(4).........................        9.6x         1.2x         6.0x           --         4.5x         1.4x        16.9x

                                                                   MARCH 31,
                                         --------------------------------------------------------------          JUNE 29,
                                            1993         1994         1995         1996         1997               1997
                                         ----------   ----------   ----------   ----------   ----------   -----------------------
SELECTED CONSOLIDATED BALANCE SHEET
  DATA:
  Total assets.........................  $  926,633   $  997,438   $1,481,028   $1,975,355   $2,158,263         $2,113,430
  Current liabilities..................     315,895      373,666      644,041      821,142      815,578           797,432
  Long-term debt, excluding current
    portion, and redeemable preferred
    stock..............................     212,500      212,500      327,500      598,158      422,906           285,932
  Stockholders' equity.................     398,238      411,272      509,487      544,823      886,192           995,802

---------------

(1) On October 15, 1994, Quantum acquired portions of Digital Equipment Corporation's business. The acquisition is not reflected in the financial statements prior to fiscal 1995, thus the results for fiscal 1995 and thereafter are not comparable to the results prior to fiscal 1995.

(2) The results of operations for fiscal 1996 include the effect of a $209 million charge related to the transition of manufacturing of the Company's high capacity products to MKE.

(3) Per share amounts reflect the two-for-one stock split effected June 1997.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges and fixed charges consist of interest expense incurred and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. Earnings for fiscal 1996 were insufficient to cover fixed charges by $141.3 million.

                              DESCRIPTION OF NOTES

     The Notes will be issued under the Subordinated Indenture to be dated as of August 1, 1997, as supplemented by the Supplemental Indenture to be dated as of August 1, 1997 (the "Supplemental Indenture", and the Subordinated Indenture, as supplemented by the Supplemental Indenture, is hereinafter referred to as the "Indenture"). The following discussion includes a summary description of material terms of the Supplemental Indenture and the Notes (which represent a series of, and are referred to in the accompanying Prospectus as, "Debt Securities"). The following description of the terms of the Notes offered hereby supplements and to the extent inconsistent therewith supercedes the statements under "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture and the Supplemental Indenture. Capitalized terms not defined herein have the meanings given to them in the Subordinated Indenture and the Supplemental Indenture. References in this section to the "Company" are solely to Quantum Corporation, a Delaware corporation, and not to its subsidiaries.

GENERAL

     The Notes will represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes will be limited to $250,000,000 aggregate principal amount ($287,500,000 if the Underwriter's over-allotment option is exercised in full), will be issued only in denominations of $1,000 or any multiple thereof and will mature on August 1, 2004, unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined below).

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to Holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Redemption at Option of Holders."

     The Notes will bear interest at the annual rate set forth on the cover page hereof from August 1, 1997, payable semi-annually on February 1 and August 1, commencing on February 1, 1998, to holders of record at the close of business on the preceding January 15 and July 15, respectively (subject to certain exceptions in the case of conversion of the Notes or redemption of the Notes at the option of the Company or at the option of the Holder upon a Fundamental Change prior to the applicable interest payment date). Interest may, at the Company's option, be paid by check mailed to such Holders, provided that a Holder with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     Principal and premium, if any, will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in New York, New York, which shall initially be an office or agency of the Trustee.

BOOK-ENTRY SYSTEM

     The Notes will initially be issued in the form of a Global Security held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will be the sole registered Holder of the Notes for all purposes under the Indenture. Owners of beneficial interests in the Notes represented by the Global Security will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Security or the Indenture, with respect to the Global Security, and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Security.

CONVERSION OF NOTES

     The Holders of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of any Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or prior to the close of business on the maturity date, unless previously redeemed, at the conversion price set forth on the cover page of this Prospectus Supplement (equivalent to a conversion rate of approximately 21.587 shares per $1,000 principal amount of Notes), subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. Any Note surrendered for conversion during the period from the close of business on any record date to the opening of business on the next succeeding interest payment date (except Notes and portions thereof called for redemption on a redemption date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next succeeding interest payment date, or if such interest payment date is not a business day, the second such business day) must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last trading day prior to the day of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in payment of the redemption price. A
Note in respect of which a Holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such Holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

     The initial conversion price of $46.325 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the daily Closing Prices (as defined) of the Common Stock for the ten consecutive Trading Days (as defined) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceed the Current Market Price (as defined ) per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceed the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause
(vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and, if the cash and value of any other consideration included in such payment per share of Common Stock, exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

     In the event that the Rights (as defined) are separated from the Common Stock in accordance with the provisions of the Company's Rights Agreement (as defined) such that the Holders would thereafter not be entitled to receive any such Rights in respect to the Common Stock issuable upon conversion of such Notes, the conversion price of the Notes will be adjusted as provided in clause
(iv) of the preceding paragraph (subject to readjustment in the event of the expiration, termination or redemption of the Rights). In lieu of any such adjustment, the Company may amend the Rights Agreement or provide that upon conversion of the Notes the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights which would have attached to such shares of Common Stock if the Rights had not become separated from the Common Stock pursuant to the provisions of the Rights Agreement. See "Description of Capital Stock -- Stockholder Rights Plan" in the accompanying Prospectus.

     In the case of (i) any reclassification or change of the Common Stock or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a Holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

     The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION OF NOTES

     The payment of the principal of, premium, if any, and interest on the Notes and any amounts payable upon the redemption of the Notes will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all existing and future Senior Indebtedness of the Company. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities" in the accompanying Prospectus.

     The Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of the subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     As of June 29, 1997, the Company had approximately $249 million of outstanding indebtedness and other liabilities that would have constituted Senior Indebtedness (including approximately $163 million notional amount of foreign exchange contracts and approximately $86 million of contingent reimbursement obligations under outstanding letters of credit). As of June 29, 1997, the Company's subsidiaries had approximately $477 million of outstanding indebtedness and other liabilities (including trade payables and excluding intercompany liabilities) as to which the Notes would have been effectively subordinated.

     The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior Indebtedness or any other indebtedness or liabilities. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION BY THE COMPANY

     The Notes are not redeemable by the Company prior to August 1, 1999. On or after August 1, 1999, and prior to August 1, 2001, the Notes will not be redeemable at the option of the Company unless the closing price of the Common Stock shall have exceeded 125% of the then applicable conversion price for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption. Subject to the foregoing, the Notes will be redeemable on at least 15 days' notice at the option of the Company, in whole or in part, any time, at the following prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning August 1:

                                                                   REDEMPTION
                                      YEAR                           PRICE
                -------------------------------------------------  ----------
                1999.............................................      105%
                2000.............................................      104
                2001.............................................      103
                2002.............................................      102
                2003.............................................      101

and 100% at August 1, 2004, in each case together with accrued interest to, but excluding, the date fixed for redemption, provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the Holders of record on the relevant record date of the Notes being redeemed.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any
Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes are selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

     No sinking fund is provided for the Notes.

REDEMPTION AT OPTION OF HOLDERS

     If, at any time prior to August 1, 2004, there occurs a Fundamental Change, each Holder of Notes shall have the right, at the Holder's option, to require the Company to redeem all of such Holder's Notes or portions thereof (in denominations of $1,000 or multiples thereof) on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change referred to below.

     The Company shall redeem such Notes at a price (expressed as a percentage of the principal amount) equal to (i) 107% if the Repurchase Date is during the 12-month period beginning August 1, 1997, (ii) 106% if the Repurchase Date is during the 12-month period beginning August 1, 1998 and (iii) thereafter at the redemption price set forth under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is February 1 or August 1, then the interest payable on such date shall be paid to the Holder of record of the Note on the relevant record date.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the arithmetic average of the closing price for the Common Stock during the ten Trading Days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $18.16667 (which is equal to 66 2/3% of the last sale price of the Common Stock on July 28, 1997, as reflected on the cover page of this Prospectus Supplement) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $18.16667 to the conversion price specified on the cover page of this Prospectus Supplement (without regard to any adjustment thereto).

     On or before the 10th day after the occurrence of a Fundamental Change, the Company or at its request, the Trustee, is required to notify by mail all Holders of record of the Notes of the occurrence of such Fundamental Change and of the redemption rights arising as a result thereof. The Company is also required to deliver a copy of such notice to the Trustee. To exercise the redemption right, Holders of Notes must deliver written notice of the Holders' exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose) on or before the Repurchase Date. Payment for Notes surrendered for redemption (and not withdrawn) prior to the Repurchase Date will be made promptly following the Repurchase Date.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of holders of the Notes in the event of a Fundamental Change.

     The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would substantially increase the amount of Senior Indebtedness outstanding at such time. The payment of the Fundamental Change redemption price of the Notes is subordinated to the prior payment of Senior Indebtedness as described under "Subordination of Notes" above.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

     The Fundamental Change redemption feature of the Notes may in certain circumstances make more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares, and the removal of incumbent management. The Fundamental Change purchase redemption, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, consolidation or tender offer or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Fundamental Change redemption feature is a result of negotiations between the Company and the Underwriter. Management has no current intention to engage in a transaction involving a Fundamental Change, although it is possible that the Company could decide to do so in the future. Subject to certain limitations, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the Indenture, but that could increase the amount of indebtedness (including Senior Indebtedness) outstanding at such time or otherwise affect the Company's capital structure or credit ratings, or substantially reduce or eliminate the Company's assets. The payment of the redemption price in the event of a Fundamental Change is subordinated to the prior payment of Senior Indebtedness as described under "-- Subordination of Notes" above.

     The Company's ability to redeem Notes upon the occurrence of a Fundamental Change is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the redemption price for all the Notes that might be delivered by Holders of Notes seeking to exercise the redemption right. The terms of the Company's existing revolving credit agreement prohibit the redemption of Notes by the Company or its subsidiaries, and the Company's ability to redeem Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Fundamental Change. The Company's ability to redeem Notes may also be limited by the terms of its subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by the Company to redeem the Notes when required following a Fundamental Change would result in an Event of Default under the Indenture whether or not such redemption is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Fundamental Change would result in an event of default under the Company's existing revolving credit agreement and may cause an event of default under the terms of other Senior Indebtedness of the Company. As a result, in each case, any redemption of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's redemption of the Notes as a result of the occurrence of a Fundamental Change may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "-- Subordination of Notes" and "Risk
Factors -- Subordination."

DEFEASANCE AND COVENANT DEFEASANCE

     The provisions described under "Description of Debt
Securities -- Defeasance and Covenant Defeasance" in the accompanying Prospectus shall apply to the Notes, except that the Company will not be able to defease the right of the Holders to convert the Notes.

TRANSFER AND EXCHANGE

     The Company has initially appointed the Trustee as Security Registrar, transfer agent and conversion agent, acting through its Corporate Trust Office. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or conversion agent or to appoint additional or other transfer agents or conversion agents or to approve any change in the office through which any security registrar or any transfer agent or conversion agent acts.

PURCHASE AND CANCELLATION

     The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

     All Notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be canceled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in the Indenture.

     The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law, be reissued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

GOVERNING LAW

     The Subordinated Indenture, the Supplemental Indenture and the Notes will be governed by, and construed in accordance, with the law of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on interpretations of laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with Holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as, for example, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, foreign persons or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PAYMENT OF INTEREST

     Interest on a Note generally will be includable in the income of a Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of a Note, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder. Such capital gain or loss will be long-term capital gain or loss if the Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

CONVERSION OF THE NOTES

     A Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock (except to the extent the Common Stock is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income). A Holder's tax basis in the Common Stock received on conversion of a Note generally will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted. However, a Holder's tax basis on shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall not include the period the converted Note was held.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS

     Dividends paid on the Common Stock generally will be includable in the income of a Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidence of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion rate of the Notes is increased, or (ii) the conversion rate of the Notes is increased at the discretion of the Company, such increase in conversion rate may be deemed to be the payment of a taxable dividend to holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock.

     Such capital gain or loss generally will be long-term capital gain or loss if the holder's holding period in Common Stock is more than one year at the time of the sale or exchange. A holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company the principal amounts of the Notes set forth opposite its name below.

                                                                                 PRINCIPAL
                                 UNDERWRITER                                       AMOUNT
-----------------------------------------------------------------------------   ------------
Salomon Brothers Inc.........................................................   $250,000,000
                                                                                ------------
          Total..............................................................   $250,000,000
                                                                                ============

     In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth herein, that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase the entire principal amount of the Notes offered hereby if any Notes are purchased.

     The Company has been advised by the Underwriter that they propose to offer the Notes directly to the public initially at the public offering price set forth on the cover of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 1.35% of the principal amount of the Notes. After the initial public offering of the Notes, the public offering price and such concessions may be changed.

     The Company has granted the Underwriter an option, exercisable during the 30-day period after the date of this Prospectus Supplement to purchase up to an additional $37,500,000 principal amount of Notes at the initial public offering price less the underwriting discount, solely to cover over-allotments. The Underwriter has also agreed to reimburse the Company for certain expenses incurred in connection with the offering.

     The Company has been advised by the Underwriter that the Underwriter presently intends to make a market in the Notes offered hereby; however, it is not obligated to do so. Any market making may be discontinued at any time, and there can be no assurance that an active public market for the Notes will develop. The Company intends to apply to list the Notes on the Nasdaq Stock Market.

     No action has been taken or will be taken in any jurisdiction by the Company or the Underwriter that would permit a public offering of the Notes and Common Stock offered hereby in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this Prospectus are required by the Company and the Underwriter to inform themselves about and to observe any restrictions as to the offering of the Notes and Common Stock offered hereby and the distribution of this Prospectus.

     Except for certain exceptions pertaining to employee benefit plans and outstanding options to purchase Common Stock and the issuance of Common Stock as consideration in an acquisition of the stock or assets of another entity (provided that in connection with such acquisitions the number of shares so issued shall not exceed 5% of the currently outstanding shares of Common Stock), the Company has agreed that it will not, without the prior written consent of the Underwriter, for a period of 60 days after the date of this Prospectus Supplement, directly or indirectly, offer to sell, sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock, or any right or option to acquire any such shares or securities or offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Company (other than the Notes).

     In connection with the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes and Common Stock. Specifically, the Underwriter may overallot the offering, creating a syndicate short position. In addition, the Underwriter may bid for and purchase shares of Notes and Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Notes and Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the offering, if the syndicate repurchases previously distributed Notes and Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes and Common Stock, above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

     In the ordinary course of their respective businesses, the Underwriter has engaged in and may in the future engage in investment banking activities with the Company.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the Underwriter by Munger, Tolles & Olson LLP, Los Angeles, California.

PROSPECTUS

                                  $450,000,000

                                  QUANTUM LOGO

                        DEBT SECURITIES AND COMMON STOCK
                            ------------------------

     Quantum Corporation ("Quantum" or the "Company") may from time to time offer, together or separately, (1) its debt securities (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") and (2) shares of its common stock, par value $0.01 per share (the "Common Stock"). The Debt Securities and the Common Stock are collectively referred to herein as the "Securities".

     The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $450,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, whether such Debt Securities are senior or subordinated, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the Holder, any sinking fund provisions, terms for any conversion or exchange into Securities or other securities of the Company (provided, however, that any such other securities issuable upon exchange or conversion of Debt Securities will be subject to registration under the Securities Act or an applicable exemption therefrom) or property, the initial public offering price and other special terms and (ii) in the case of Common Stock, the number of shares offered for sale by the Company and the initial public offering price or method of determining the initial public offering price. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Company's Common Stock is listed on the Nasdaq National Market under the symbol "QNTM". Any Common Stock sold pursuant to a Prospectus Supplement will be quoted on such market.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as defined) of the Company, including any outstanding Senior Debt Securities. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities".

     The Prospectus Supplement may contain information concerning U.S. federal income tax considerations, if applicable to the Securities offered.

     The Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution". If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which the Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts, if any, are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

     SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JULY 24, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 2001.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above or through the Commission's World Wide Web site.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

          (b) The Company's Registration Statement on Form 8-A filed with the Commission on August 1, 1983, relating to the Company's Common Stock; and

          (c) The Company's Registration Statement on Form 8-A filed with the Commission on August 5, 1988, relating to the Company's Preferred Share purchase rights.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement of which this Prospectus forms a part and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, Quantum Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, telephone (408) 894-4000.

                                  THE COMPANY

     Quantum Corporation ("Quantum" or the "Company") designs, develops and markets mass storage products, including high-performance, high quality hard disk drives, recording heads and tape drives. The Company was incorporated as a California corporation in February 1980, and reincorporated as a Delaware corporation in April 1987. The Company's principal executive offices are located at 500 McCarthy Boulevard, Milpitas, California 95035, and its telephone number is (408) 894-4000.

                                  RISK FACTORS

     Prior to making an investment decision with respect to the Securities offered hereby, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable Prospectus Supplement pertaining thereto, together with all of the other information appearing herein or therein or incorporated by reference herein, in light of their particular investment objectives and financial circumstances.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending such uses, the Company will invest the net proceeds in interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges and fixed charges consist of interest expense incurred and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases.

                                                      FISCAL YEAR ENDED MARCH 31,
                                                ----------------------------------------
                                                1997     1996     1995     1994     1993
                                                ----     ----     ----     ----     ----
        Ratio of Earnings to Fixed
          Charges(1)..........................  4.5x       --     6.0x     1.2x     9.6x

---------------

(1) Earnings for fiscal 1996 were insufficient to cover fixed charges by $141.3 million.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Company, as issuer, and LaSalle National Bank, as Trustee (the "Trustee"). The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated

Indenture"), also between the Company, as issuer, and LaSalle National Bank, as Trustee. The Senior Indenture and Subordinated Indenture are sometimes referred to collectively as the "Indentures". A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indentures, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

     The Indentures will provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indentures, including as to maturity, principal and interest, as the Company may determine. Unless otherwise specified in the applicable Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, including any outstanding Senior Debt Securities, as described under "Subordination of Subordinated Debt Securities" and in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will set forth whether the Debt Securities offered shall be Senior Debt Securities or Subordinated Debt Securities, the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the Person to whom any interest on a Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (4)the date or dates on which the principal of any of such Debt Securities will be payable; (5) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (12) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (13) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (15) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indentures described under "Defeasance and Covenant Defeasance-Defeasance and Discharge" or "Defeasance and Covenant Defeasance-Defeasance of Certain Covenants," or under both such captions; (16) if applicable, the terms of any right to convert or exchange the Debt Securities into Securities or other securities of the Company (provided, however, that any such other securities issuable upon conversion or exchange of Debt Securities will be subject to registration under the Securities Act or an applicable exemption therefrom) or property; (17) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legends referred to under "Form, Exchange and Transfer" or "Global Securities" and, if different from those described under such captions, any circumstances under which any such Global Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (18) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (19) any addition to or change in the covenants in the Indentures described under "Restrictive Covenants" applicable to any of such Debt Securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the relevant Indenture. (Section 301)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount will be described in the applicable Prospectus Supplement under "United States Taxation." In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     The terms on which Debt Securities of any series are convertible into Common Stock or other securities or property will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion is mandatory or at the option of the Holder and may include provisions pursuant to which the number of shares of Common Stock or other securities or property to be received by the Holders of Debt Securities upon conversion would be calculated according to the market price of Common Stock or other securities or property as of a time stated in the applicable Prospectus Supplement. (Article Fourteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The indebtedness evidenced by the Subordinated Debt Securities is subordinated to the extent provided in the Subordinated Indenture to the prior payment in full of all Senior Indebtedness (as defined), including any outstanding Senior Debt Securities. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Subordinated Debt Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Subordinated Debt Securities because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the Holders of the Subordinated Debt Securities are entitled to receive any payment or distribution in respect thereof. The Subordinated Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Subordinated Debt Securities is accelerated because of an Event of Default.

     The Company also may not make any payment upon or in respect of the Subordinated Debt Securities if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Subordinated Indenture. Payments on the Subordinated Debt Securities may and shall be resumed
(a) in case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Subordinated Debt Securities that have become due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Subordinated Indenture.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Subordinated Debt Securities or expressly provides that such Indebtedness is "pari passu" or

"junior" to the Subordinated Debt Securities. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company or the Company's 5% Convertible Subordinated Notes due 2003.

     The term "Indebtedness" means, with respect to any Person (as defined in the Subordinated Indenture), and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

     The term "Designated Senior Indebtedness" means the Credit Agreement (as defined in the Subordinated Indenture), the Sumitomo Credit Agreement (as defined in the Subordinated Indenture) and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Subordinated Debenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     The Subordinated Debt Securities will be obligations exclusively of the Company. Since the operations of the Company are partially conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Subordinated Debt Securities, of the Company will be partially dependent upon the earnings of any such subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to the Company. Such subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debt Securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and advances to the Company by any such subsidiaries could be subject to statutory or contractual restrictions, could be contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Subordinated Debt Securities to participate in those assets) will be effectively subordinated to the claims of the subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the Indentures and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indentures and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

     If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby (a "Global Security"). Each Global Security will be registered in the name of a depositary (the "Depositary") or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indentures.

     Notwithstanding any provision of the Indentures or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indentures, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indentures. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indentures. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed for a period ending the earlier of 10 business days prior to the date such money would escheat to the State or at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

RESTRICTIVE COVENANTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to the Senior Debt Securities.

  Limitations on Liens

     The Senior Indenture will provide that the Company will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary (as defined) to issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgages") upon any Principal Property (as defined) of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guarantee of any such secured debt, or the grant of a mortgage with respect to any such indebtedness, that the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Senior Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured debt. The foregoing restriction, however, will not apply to: (a) mortgages on property existing at the time of acquisition thereof by the Company or any Subsidiary, provided that such mortgages were in existence prior to the contemplation of such acquisition; (b) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary; (c) mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 270 days after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements; (d) mortgages to secure indebtedness owing to the Company or to a Restricted Subsidiary; (e) mortgages existing at the date of the Senior Indenture; (f) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (g) mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; (h) mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation (as defined); and (i) extensions, renewals, refinancings or replacements of any mortgage referred to in the foregoing clauses (a), (b), (c), (d), (e), (f), (g), and (h) provided, however, that any mortgages permitted by any of the foregoing clauses (a), (b),
(c), (d), (e), (f), (g), and (h) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any mortgages permitted by the foregoing clauses (g) and (h) shall be of the type referred to in such clauses (g) or (h), as the case may be.

     Notwithstanding the restrictions described in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Senior Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (i) above) does not exceed 15% of the Consolidated Net Tangible Assets (as defined below) of the Company as most recently determined on or prior to such date.

  Limitations on Sale and Lease-Back Transactions

     The Senior Indenture will provide that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction (as defined) with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, unless (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt (as defined) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Debt Securities, pursuant to the limitation on liens in the Senior Indenture; or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of the Company or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.

  Certain Definitions Applicable to Covenants

     The term "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction involving a Principal Property shall mean, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors of the Company); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or if not practicable to determine such rate, the weighted average interest rate per annum (in the case of Original Issue Discount Securities, the imputed interest rate) borne by the Senior Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

     The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, total assets (excluding applicable reserves and other properly deductible items) less: (a) total current liabilities, except for (1) notes and loans payable; (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) goodwill, patents and trademarks, to the extent included in total assets; all as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Nonrecourse Obligation" means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

     The term "Principal Property" shall mean the land, land improvements, buildings and fixtures (to the extent they constitute real property interests, including any leasehold interest therein) constituting the principal corporate office, any manufacturing facility or any distribution center (whether now owned or hereafter acquired) which: (a) is owned by the Company or any Subsidiary; (b) is located within any of the present 50 states of the United States (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a market value on the date as of which the determination is being made in excess of 2.0% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

     The term "Restricted Subsidiary" shall mean any Subsidiary that owns any Principal Property; provided, however, that the term "Restricted Subsidiary" shall not include (a) any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing the Company's operations outside the United States of America or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries if the common stock of such

Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.

     The term "Sale and Lease-Back Transaction" shall mean any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person.

     The term "Subsidiary" shall mean any corporation of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries, and the accounts of which are consolidated with those of the Company in the most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indentures will provide that the Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving corporation), or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "Successor Person"), unless (i) the Successor Person (if any) is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indentures, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) certain other conditions are met. (Section 801)

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not such deposit is prohibited by the subordination provisions of the Subordinated Indenture; (d) failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series, as provided in the Indentures; (e) certain events in bankruptcy, insolvency or reorganization with respect to the Company; and (f) any other Event of Default specified in the applicable Prospectus Supplement. (Section 501)

     The Indentures will provide that, if an Event of Default (other than an Event of Default described in clause (e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indentures may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indentures. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

     Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and
(iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Indentures will include a covenant requiring the Company to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indentures and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (g) in the case of Debt Securities that are convertible or exchangeable into Securities or other securities of the Company, adversely affect the right of Holders to convert or exchange any of the

Debt Securities other than as provided in or pursuant to the Indentures, (h) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indentures, (i) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults or (j) modify such provisions with respect to modification and waiver. (Section 902)

     The Indentures will provide that the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may waive, on behalf of the Holders of all Debt Securities of such series, compliance by the Company with certain restrictive provisions of the Indentures. (Sections 1010 and 1008 of the Senior Indenture and the Subordinated Indenture, respectively.) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indentures, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indentures which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     The Indentures will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indentures as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indentures, in the manner and subject to the limitations provided in the Indentures. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indentures, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

     Defeasance and Discharge. The Indentures will provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Subordinated Debt Securities, the provisions of Article Fifteen of the Subordinated Indenture relating to subordination will cease to be effective and, with respect to any Debt Securities, the Company will be discharged from all its obligations with respect thereto (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies, to hold moneys for payment in trust and, if applicable, to effect conversion of Debt Securities) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indentures and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

     Defeasance of Certain Covenants. The Indentures will provide that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those described under "Restrictive Covenants" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities, and, in the case of the Subordinated Indenture, the provisions of Article Fifteen relating to subordination will cease to be effective with respect to any Subordinated Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indentures and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304)

     The Company may, at its option, satisfy and discharge each of the Indentures (except for certain obligations of the Company and the Trustee, including, among others the obligations to apply money held in trust) when (i) either (a) all Debt Securities under such Indenture previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or discharge from such trust) have been delivered to the Trustee for cancellation or (b) all such Debt Securities under such Indenture not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities under such Indenture not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities under such Indenture which have become due and payable) or to the Stated Maturity or redemption date as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under such Indenture by the Company, and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of such Indenture have been satisfied.

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign. (Section 608)

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, $.01 par value, and 4,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

     As of May 1, 1997, there were 65,509,049 shares of Common Stock outstanding held of record by approximately 1890 stockholders. (Such outstanding share amounts have not been restated to reflect the 2-for-1 split of the Company's Common Stock that was effected during June 1997 in the form of a stock dividend of one share for each outstanding share.) The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders, other than the election of directors. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of

Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive, conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 4,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others.

     In February 1997, the Company issued 90,000 shares of Redeemable Convertible Participating Series B Preferred Stock ("Series B Preferred") in conjunction with the acquisition of a 19% minority ownership interest in Quantum Peripherals Colorado, Inc., a consolidated subsidiary involved in the development and manufacture of recording heads. The shares of Series B Preferred are mandatorily redeemable for $111.11 per share, plus declared but unpaid dividends, in the event of a voluntary or involuntary liquidation, dissolution, change in control, or sale of all or substantially all of the assets of the Company. Holders of the shares of Series B Preferred have a liquidation preference senior to that of holders of the Company's Common Stock. Each share of Series B Preferred will convert into two shares of the Company's Common Stock upon the earlier of (i) the Company's Common Stock closing at $35.00 per share (as adjusted upon the occurrence of certain specified events), (ii) April 1, 1999, or (iii) written notice to the Company of the holders of a majority of outstanding shares of Series B Preferred. The holders of shares of Series B Preferred ratably participate on an as-if-converted basis with holders of Common Stock, in declared cash and in-kind dividends.

STOCKHOLDER RIGHTS PLAN

     On July 21, 1988, the Board of Directors of the Company declared a dividend of one Preferred Share purchase right (a "Right") for each outstanding share of Common Stock to the holders of record on August 19, 1988 and authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding prior to the occurrence of certain terminating events. Currently the Rights trade with the shares of Common Stock. Upon the occurrence of certain events generally associated with an unsolicited takeover attempt of the Company or certain transactions involving a change of control, the Rights (except for Rights held by an Acquiring Person (as defined in the Preferred Shares Rights Agreement) (the "Rights Agreement") will become exercisable and will cease to automatically trade with the Common Stock. Upon the acquisition of 20% or more of the Company's outstanding Common Stock or the commencement of, or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the Company's outstanding Common Stock, each Right (except for Rights held by an Acquiring Person) will be converted into a right to purchase at the then-current exercise price of the Right that number of shares of Preferred Shares (as defined in the Rights Agreement) having a market value of two times the exercise price of the Right or, in the event of merger of the Company into an Acquiring Person, securities of the Acquiring Person having a market value of two times the exercise price of the Right.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become exercisable. The Company believes, however, that the Rights should neither affect any prospective offeror willing to negotiate with the Board of Directors of the Company nor interfere with any merger of other business combination approved by the Board of Directors of the Company. The Rights may be redeemed pursuant to the terms of the Rights Agreement. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights.

CHANGE OF CONTROL PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Antitakeover Law") regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the Securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Securities is being passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Quantum Corporation appearing in Quantum Corporation's Annual Report (Form 10-K) for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITER, OR ANY OTHER PERSON. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary........    S-3
Risk Factors.........................    S-6
Use of Proceeds......................   S-12
Capitalization.......................   S-13
Price Range of Common Stock and
  Dividend Policy....................   S-14
Selected Consolidated Financial
  Data...............................   S-15
Description of Notes.................   S-16
Certain Federal Income Tax
  Considerations.....................   S-23
Underwriting.........................   S-26
Legal Matters........................   S-27

                 PROSPECTUS
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
The Company..........................      3
Risk Factors.........................      3
Use of Proceeds......................      3
Ratio of Earnings to Fixed Charges...      3
Description of Debt Securities.......      3
Description of Capital Stock.........     17
Plan of Distribution.................     19
Legal Opinions.......................     20
Experts..............................     20

$250,000,000

QUANTUM CORPORATION

7% CONVERTIBLE
SUBORDINATED NOTES
DUE 2004
QUANTUM LOGO
----------------------------------------------------
SALOMON BROTHERS INC
------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

DATED JULY 29, 1997